Exhibit 99.1

Reduction in Lung Fibrosis with the Anti-Galectin Drug GR-MD-02 Revealed in Preclinical Data

Results Suggest Role for GR-MD-02 in Treating Idiopathic Pulmonary Fibrosis

Norcross, GA, August 5, 2013 – Galectin Therapeutics (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today announced new preclinical data on the efficacy of anti-galectin therapy for lung fibrosis using a model that simulates the human disease idiopathic pulmonary fibrosis. In this model, treatment with GR-MD-02 showed a robust effect in reducing lung fibrosis, with somewhat lesser effect of GM-CT-01.

“These data extend the potential therapeutic use of our galectin inhibitors, and in particular GR-MD-02, into idiopathic pulmonary fibrosis, a chronic progressive disorder resulting in lung scarring and ultimately lung failure,” said Peter G. Traber, MD, President, Chief Executive Officer and Chief Medical Officer, Galectin Therapeutics Inc. “These findings, taken together with others, show the broad potential of GR-MD-02 for treating organ fibrosis, which positions us to now develop partnerships with companies focused on idiopathic pulmonary fibrosis, while we continue our focus on development for the treatment of liver fibrosis.”

“The galectin inhibitor GR-MD-02 had a robust effect on reducing lung fibrosis in this mouse model,” said Dr. Gregory Lyng, Director of Research, Biomodels, LLC. “The treatment effects observed with GR-MD-02 are greater than those typically reported with commercially available pirfenidone and similar to the magnitude of response observed with anti-TGF-b antibody therapy in similar pre-clinical studies.”

In the preclinical studies, lung fibrosis was induced in mice by the intra-tracheal instillation of bleomycin, a standard model in the pharmaceutical industry for simulating human disease and testing potential therapeutic agents. The two preclinical studies were performed in collaboration with Biomodels in Watertown, Mass., which has extensive experience with this mouse model of lung fibrosis. After induction of lung fibrosis, treatment with two anti-galectin drugs, GM-CT-01 and GR-MD-02, was started either immediately after (prevention study) or ten days after (treatment study) intra-tracheal instillation of bleomycin. In the prevention study, both drugs markedly reduced lung weight and hydroxyproline content, with reduction of histological evidence of inflammation and fibrosis when compared to vehicle-treated bleomycin mice. In the treatment study, GR-MD-02 was more effective than GM-CT-01. These results suggest that further studies are warranted to evaluate taking GR-MD-02 into clinical development for the indication of idiopathic pulmonary fibrosis.

About Idiopathic Pulmonary Fibrosis

Idiopathic pulmonary fibrosis (IPF) is a chronic, progressive form of lung disease characterized by fibrosis or scaring of the supporting framework of the lungs. In the US, IPF affects between 132,000 and 200,000 people, approximately 50,000 new cases are diagnosed each year, and as many as 40,000 Americans die from IPF each year. Nearly 50 percent of IPF patients die within three years of diagnosis. There is no cure or FDA-approved treatments for IPF in the US and lung transplantation remains the most viable course of treatment to extend the lives of those with IPF.

About Galectin Therapeutics

Galectin Therapeutics (NASDAQ: GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. These statements include those regarding potential therapeutic uses and benefits of our galectin inhibitors and further related studies and potential partnerships. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, that our plans, expectations and goals regarding any potential therapeutic uses and benefits of our drugs and any future clinical studies or partnerships are subject to factors beyond our control. Future clinical studies may not begin or produce positive results in a timely fashion, if at all, and could prove time consuming and costly. Plans regarding development, approval and marketing of any of our drugs are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. Regardless of the results of current or future studies, we may be unsuccessful in developing partnerships with other companies that would allow us to further develop and/or fund any studies or trials. To date, we have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be impacted by our ability to manage costs and finance our continuing operations For a discussion of additional factors impacting our business, see our Annual Report on Form 10-K for the year ended December 31, 2012, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact

Galectin Therapeutics Inc.

Peter G. Traber, MD, 678-620-3186

President, CEO, & CMO

ir@galectintherapeutics.com